UNITED STATES

       SECURITIES AND EXCHANGE COMMISSION

            Washington, D.C. 20549

                   FORM 15


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934
OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13
AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


Commission File Number 001-14188
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           Surge Components, Inc.
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(Exact name of registrant as specified in its charter)


95 East Jeffryn Boulevard, Deer Park, NY 11729
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(Address, including zip code, and telephone
number, including area code, of registrant's principal executive offices)


Common Stock, par value $.001 per share; Redeemable Class A
Common Stock Purchase Warrants
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(Title of each class of securities covered by this Form)


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(Titles of all other classes of securities for which
a duty to file reports under
section 13(a) or 15(d) remains)


Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)  [   ]

Rule 12g-4(a)(1)(ii) [ X ]

Rule 12g-4(a)(2)(i)  [   ]

Rule 12g-4(a)(2)(ii) [   ]

Rule 12h-3(b)(1)(i)  [   ]

Rule 12h-3(b)(1)(ii) [   ]

Rule 12h-3(b)(2)(i)  [   ]

Rule 12h-3(b)(2)(ii) [   ]

Rule 15d-6           [   ]

Approximate number of holders of record as of the
certification or notice date:   356
                              ---------


Pursuant to the requirements of the Securities Exchange Act of 1934, Surge Components, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: April 13, 2004               By: /s/Ira Levy
                                       -----------------
                                       /s/Ira Levy
                                       President